UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

of the

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 18, 2008

Gulf Onshore, Inc.
(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation or organization)

01-28911 (Commission File Number)	91-1869677 (IRS Employer Identification Number)

4310 Wiley Post Rd., Ste. 201 Addison Texas 75001

Address of principal executive offices)

972-788-4500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Acquisition of Oil, Gas and Mineral Leases

On June 19, 2008, Gulf Onshore, Inc. (the “Company”), and Roboco Energy, Inc., a Texas corporation, entered into a Purchase and Sale Agreement (the “Agreement”) to acquire a 75% Net Revenue Interest in approximately 1,000 acres of oil, gas and mineral leases in Anderson County, Texas (the “Lease”).  There are two producing wells on the property, and additional well sites to drill.

The Company will pay Roboco $700,000 for the leasehold interest and has paid 10,000 shares of newly-issued $.001 par value common stock, with an agreed value of $20,000, as a non-refundable earnest money deposit.  Pursuant to the agreement, the Company has committed to drill one well on the Lease, to a depth sufficient to penetrate the Buda formation, within 120 days after closing; Roboco will be carried for a 2% Working Interest, back-in, after payout, in this  first well.  In addition, the Company will grant Roboco the right to participate in any future wells for up to 25% W.I. on a “heads up” (actual cost) basis.

The parties have scheduled to close the Agreement on or before September 1, 2008, upon completion of lease assignment transfers, Roboco’s satisfaction of obligations under its operating agreement with working interest owners, and completion of a Fair Value/Reserve Report.  The Report will be prepared by a qualified reservoir engineer in accordance with SEC Regulation S-X Part 210.4-10(a), as clarified by subsequent Commission Staff Accounting bulletins, and in conformity with Financial Accounting Standards Board Statement No. 69 requirements.

Item 3.02 Unregistered Sales of Equity Securities.

As referenced above, the Company has issued 10,000 shares of $.001 par value common stock as an earnest money deposit.  Under the Term Sheet, the Company has reserved an option to repurchase these shares for $20,000 for a period of 40 days after closing.

Item 8.01 Other Events

On June 23, 2008, the Company issued a press release concerning its acquisition of the Leases.  A copy of the press release is attached as an exhibit hereto.

Item 9.01 Financial Statements and Exhibits

Exhibits

10.1	Purchase and Sale Agreement
99.1	Press Release

SIGNATURES

          Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

June 24, 2008	Gulf Onshore, Inc.

/s/ Dean Elliot
Dean Elliot, Vice-President